Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Adial Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c)(2)	2,369,000	$2.25	$5,330,250	$147.60 per $1,000,000	$786.75
		Total Offering Amounts				$5,330,250	$147.60 per $1,000,000	$786.75
		Total Fees Previously Paid						—
		Total Fee Offsets(3)						—
		Net Fee Due						$786.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities of Adial Pharmaceuticals, Inc. (the “Registrant”) that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock, par value $0.001 per share, reported on the Nasdaq Capital Market on April 10, 2024.

(3)	The Registrant does not have any fee offsets to claim.